Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Flow Investor Relations Geoffrey Buscher 253-813-3286 investors@flowcorp.com	Flow Media Relations Lisa Brandli 425-653-1237 lbrandli@flowcorp.com
Airbus Awards Multi-Million Dollar Contract to Flow International Corporation
Kent, WA — June 25, 2008 — Flow International Corporation (NASDAQ: FLOW), the world’s leading developer and manufacturer of industrial waterjet machines for cutting and cleaning applications, today announced that Airbus has awarded Flow all of its multi-million dollar contract to manufacture and install multiple Composite Machining Center (CMC) abrasive waterjet and routing machine tool systems. These machines will be built and installed over the next 18 to 24 months for use in manufacturing the new Airbus A350 XWB (Xtra Wide-Body) aircraft.
     Airbus, which already has several Flow waterjet systems in production, awarded the entire order to Flow based on the company’s long history and demonstrated leadership developing and supporting abrasive waterjet cutting systems for major composites programs.
     Airbus will use Flow’s CMC waterjet systems throughout all its plants across Europe to cut and trim the wings, fuselage, wing spars, keel beam, and other parts on the A350 XWB, which is Airbus’ response to market demand for a medium capacity long range wide-body family. The A350 XWB is an efficient structure because of a design concept that uses more than 60 percent new materials in the aircraft’s airframe, all chosen for their superior weight and strength properties. Flow’s waterjets lead the industry in cutting these state-of-the-art carbon-fiber materials
     “Waterjets have become the standard for meeting the aerospace industry’s production requirements, and Flow is uniquely positioned to serve this segment through our deep experience and innovative technology,” said Charley Brown, president and CEO, Flow International. “We are pleased Airbus selected Flow as the only provider of waterjet Composite Machining Centers and that our technology was chosen over other traditional and non-traditional machining processes for use on the A350 XWB. Engineering and manufacturing for these products will take place in our recently announced Advanced Systems Technology and Manufacturing Center which is an expansion of our Jeffersonville, Indiana facility.”
ABOUT FLOW INTERNATIONAL
     Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure waterjet technology for cutting and cleaning. Flow provides state-of-the-art ultrahigh-pressure (UHP)

technology to numerous industries including automotive, aerospace, job shop, surface preparation, food and dozens more. For more information, visit www.flowcorp.com.
This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties.
The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2007 Flow International Corporation Form 10-K Report filed with the Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, statements regarding the timing of installation of the systems, the systems’ use in manufacturing the A350 and Flow’s position serving this segment. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.
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